Exhibit 16.1

November 3, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated November 3, 2008 of InterMetro Communications, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statement therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Gumbiner Savett, Inc.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.